Exhibit 99.1

Enertopia Announces Special General Meeting Results

Kelowna, British Columbia--(Newsfile Corp. - May 2, 2022) - Enertopia Corporation (OTCQB: ENRT) ("Enertopia'' or the "Company") a company focused on building shareholder value through a combination of our Nevada Lithium claims, intellectual property, & patents in the green technology space, is pleased to provide the following update.

The Company is pleased to announce the resolution was approved and adopted at its Special General Meeting (SGM) held on April 29th, 2022.

PROPOSAL 1: to approve the sale of our Clayton Valley lithium project property in Esmeralda County, Nevada, pursuant to a Purchase and Sale Agreement with Cypress Development Corp. was approved with the following results:

Resolution	For	Against	Abstain
Proposal 1	45,021,336 (99.12%)	209,236 (0.46%)	189,752 (0.42%)

"The Company will announce in a press release once the final closing conditions are met by both parties and the transaction is completed in the coming days." stated President and CEO, Robert McAllister.

About Enertopia:

Defines itself as an Environmental Solutions Company focused on using modern technology on extracting lithium and verifying or sourcing other intellectual property in the EV & green technologies to build shareholder value.

Enertopia shares are quoted in the United States on the OTC Markets under ticker symbol ENRT. For additional information, please visit www.enertopia.com or call Robert McAllister, the President at 1-888-ENRT201.

This release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements which are not historical facts are forward-looking statements. The Company makes forward-looking public statements concerning its expected future financial position, results of operations, cash flows, financing plans, business strategy, products and services, potential and financing of its mining or technology projects, growth opportunities, plans and objectives of management for future operations, including statements that include words such as "anticipate," "if," "believe," "plan," "estimate," "expect," "intend," "may," "could," "should," "will," and other similar expressions that are forward-looking statements. Such forward-looking statements are estimates reflecting the Company's best judgment based upon current information and involve a number of risks and uncertainties, and there can be no assurance that other factors will not affect the accuracy of such forward-looking statements., foreign exchange and other financial markets; changes in the interest rates on borrowings; hedging activities; changes in commodity prices; changes in the investments and expenditure levels; litigation; legislation; environmental, judicial, regulatory, political and competitive developments in areas in which Enertopia Corporation operates. There can be no assurance that the sale of the Clayton Valley project to Cypress Development Corp will close, or the value of any Cypress Development Corp. common shares that may be received. User should refer to the risk disclosures set out in the periodic reports and other disclosure documents filed by Enertopia Corporation from time to time with regulatory authorities.